Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated January 11, 2011

The S and P 500(R) Risk Control 10% Excess Return Index

 Performance Update - January 2011

    OVERVIEW

    The S and P 500(R) Risk Control 10% Excess Return Index (the "Index") provides investors with a broad U.S. equities index that has the potential for greater stability and lower overall risk when compared to the S and P 500(R) Total Return Index.

 Hypothetical and Actual Historical Performance - January 4, 2000 to December 31, 20101

160             S and P 500(R) Index

                S and P 500(R) Risk Control 10%
140             Excess

120
100
 80
 60
 40
 20
  0

Jan-00      Jan-02      Jan-04   Jan-06     Jan-08     Jan-10
 Key Features of the Index

?        Exposure to the S and P 500(R) Total Return Index with the benefit of a risk control mechanism that targets an annualized volatility of 10% or less;

?        Algorithmic  exposure  adjusted  on a daily basis with the  ability to employ  leverage  of up to 150%  during  periods of low volatility; and

?        Levels published daily by Standard and Poor's on Bloomberg under the ticker SPXT10UE.

      Hypothetical Index Volatility and Leverage - January 4, 2000 to December 31, 20102

    60%                        Volat ilit y of         Target
   1        Index leverage     S and P 500(R) TR             Volat ilit y 90%
    40%
   1                                                                80%

    20%
   1                                                                70%

    00%
   1                                                                60%
    rage
Leve                                                                   Volatility

                                                                    50%
    80%

                                                                    40%
    60%

                                                                    30%

    40%                                                             20%

    20%                                                             10%

     0%                                                             0%
     Jan-00     Jan-02      Jan-04    Jan-06    Jan-08     Jan-10

 Recent Index Performance
                                            December 2010                   November 2010                   October 2010

------------------------------------------------------------------------------------------------------------------------------------
  Historical Return1                              4.44%                           0.02%                           2.12%
------------------------------------------------------------------------------------------------------------------------------------
 Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and Correlation - December 31, 2010
                           Three Year        Five Year         Ten Year           Ten Year
                           Annualized        Annualized       Annualized         Annualized         Ten Year         Correlation5
                             Return1          Return1           Return1          Volatility3      Sharpe Ratio4
-------------------------------------------------------------------------------------------------------------------------------------
S and P 500(R) Risk Control                                              0.80%
10% Excess Return              1.48%           2.73%                                 9.86%             0.081               100%
Index
-------------------------------------------------------------------------------------------------------------------------------------
S and P 500(R) Index          -5.03%           0.15%              -0.48%             21.84%            -0.022             85.70%

January 11, 2011

 Notes

1        Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily Index closing levels from January 4, 2000 through May 13, 2009, and the actual historical performance of the
       Index based on the daily Index closing level from May 14, 2009 through December 31, 2010, as well as the performance of the
       S and P 500(R) Index over the same period. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns calculated arithmetically (not compounded). There is no guarantee the Index will outperform the S and P 500(R) Index or any alternative investment strategy. Source: Bloomberg and JPMorgan.

2        Volatility is calculated from the historical returns, as applicable to the relevant measurement period, of the S and P 500(R)
       Total Return Index (the "Underlying Index") over a six-month observation period. For any given day, represents the annualized standard deviation of the Underlying Index's arithmetic daily returns for the 126-index day period preceding that day. The index leverage is the hypothetical back-tested amount of exposure of the Index to the Underlying Index and should not be considered indicative of the actual leverage that would be assigned during your investment in the Index. The back-tested, hypothetical, historical six-month annualized volatility and index leverage have inherent limitations. These volatility and leverage results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the Underlying Index will have the volatility as shown.
       Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual six-month annualized volatilities and leverage may vary materially from this analysis. Source: Bloomberg and JPMorgan.

3        Calculated based on the annualized standard deviation for the ten year period prior to December 31, 2010.

4        For the above  analysis,  the Sharpe  Ratio,  which is a measure of  risk-adjusted  performance,  is  computed as the ten year annualized historical return divided by the ten year annualized volatility.
5        Correlation  refers to the degree the S and P 500(R) Risk Control 10% Excess  Return Index has changed  relative to daily changes in the S and P 500(R) Index for the ten year period prior to December 31, 2010.

 Key Risks
?        The Index has a limited operating history and may perform in unexpected ways - The Index began publishing on May 13, 2009 and, therefore, has a limited history. S and P has calculated the returns that hypothetically might have been generated had the Index existed in the past, but those calculations are subject to many limitations and do not reflect actual trading, liquidity constraints, fees and other costs.
?        The Index may not be successful, may not outperform the Underlying Index and may not achieve its target volatility -No assurance can be given that the volatility strategy will be successful or that the Index will outperform the Underlying Index or any alternative strategy that might be employed to reduce the level of risk of the Underlying Index. We also can give you no assurance that the Index will achieve its target volatility of 10%.

?        The Index is not a total return index and is subject to short-term money market fund borrowing costs- As an "excess return"
   index, the S and P 500(R) Risk Control 10% Excess Return Index calculates the return on a leveraged or deleveraged investment in the
   Underlying Index where the investment was made through the use of borrowed funds. Investments linked to this "excess return"
   index, which represents an unfunded position in the Underlying Index, will be subject to short-term money market fund borrowing costs and will not include the "total return" feature or the cash component of the "total return" index, which represents a funded position in the Underlying Index.

  The risks  identified  above are not exhaustive.  You should also review carefully the related "Risk Factors" section in the relevant product supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.

 Key Risks Continued

?        The Index represents a portfolio consisting of the Underlying Index and a borrowing cost component accruing interest based on U.S. overnight LIBOR. The Index dynamically adjusts its exposure to the Underlying Index based on the Underlying Index's historic volatility. The Index's exposure to the Underlying Index will decrease when historical volatility causes the risk level of the Underlying Index to reach a high threshold. If, at any time, the Index exhibits low exposure to the Underlying Index and the Underlying Index subsequently appreciates significantly, the Index will not participate fully in this appreciation.

?        J.P. Morgan Securities LLC ("JPMS"), one of our affiliates, worked with S and P in developing the guidelines and policies governing the composition and calculation of the Index. The policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the Index. JPMS is under no obligation to consider your interests as an investor.

   Index Disclaimers

   "Standard and Poor's(R)," "S and P(R)," "S and P 500(R)" and "S and P 500(R) Risk Control 10%" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by J.P. Morgan Securities LLC. This transaction is not sponsored, endorsed, sold or promoted by S and P, and S and P makes no representation regarding the advisability of purchasing CDs issued by JPMorgan Chase Bank, N.A. S and P has no obligation or liability in connection with the administration, marketing, or trading of products linked to the S and P 500(R) Risk Control 10% Excess
   Return Index.

   For more information on the Index and for additional key risk information see Page 4 of the Strategy Guide at
   http://www.sec.gov/Archives/edgar/data/19617/0000950103110 00082/crt_dp20631-fwp.pdf

DISCLAIMER

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement (including a prospectus) with the Securities and Exchange
Commission (the "SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P.
Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-155535

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